Exhibit 6.169

Home Sale Information Sheet

New Home Info Build Job? ☐ Yes ☑ No

Neighborhood: Highland Park
Lot #: [redacted]
Plan: [redacted]
Address: 139 Highland Park Court, Easley, SC 29642

Customer Contact Info
Homeowner: [redacted]
Phone (Cell): [redacted]
Address
Email: [redacted]

Closing Info
Date: 08/05/2022
Attorney: [redacted] **Selling Agent must sign** [redacted]

Purchaser Agent Info
Office: [redacted] **Office SC RE License #:** ____________
Office Address: [redacted]
Agent [redacted] **Agent SC RE License #:** [redacted]
Cell:
Email
Commission: 3% + 1% Bonus Up to $2500
Is this a RELO? ☐ YES or ☑ No (circle one) **Percentage:** N/A **Selling Agent must sign:** [redacted]

Mortgage Info
Institution: N/A
Agent: N/A
Phone: N/A
Email: N/A
Type/Plans: Cash

Contract Info
Sales Price: $285,973
Deposits: 1500 for Earnest Money

Listing agent Info
Contract Date: 02/21/2022
Office: [redacted] **Office SC RE License #:** ____________
Office Address: [redacted]
Agent [redacted] **Agent SC RE License #** [redacted]
Cell:
Email **Commission:** 2%
Co-Agent: N/A
Floater: N/A

After Receipt of Ratified Contract (usually 1-2 business days) please call:
For Home Orientation Date: Please contact [redacted]
***THIS INFORMATION SHEET IS NOT A LEGAL DOCUMENT - THIS PAGE FOR INTERNAL USE ONLY ***

COLOR CHANGES: (Must be noted here as well as in the contract)

Old Selection:	**New Selection:**
Old Selection:	**New Selection:**
Old Selection:	**New Selection:**
Old Selection:	**New Selection:**
Old Selection:	**New Selection:**
Old Selection:	**New Selection:**
Old Selection:	**New Selection:**

ALL DISPUTES CONCERNING THIS AGREEMENT, THE BUILDER'S WRITTEN LIMITED WARRANTY AND ALL CLAIMS RELATING TO THE CONSTRUCTION AND PURCHASE OF THE SUBJECT HOME OR DISPUTES OF ANY OTHER KIND BETWEEN THE BUILDER AND PURCHASER(S) MUST FIRST BE MEDIATED, AND IF NOT RESOLVED, THEN THERE SHALL BE A FINAL AND BINDING ARBITRATION PURSUANT TO S.C. CODE ANN. 15-48-10, *ET. SEQ.*

CONTRACT OR AGREEMENT FOR SALE AND PURCHASE

This Contract for Sale ("Agreement" and/or "Contract") is made and entered into this 21 day of February (month), 20 22 (year) between GREAT SOUTHERN HOMES, INC., a South Carolina corporation (hereinafter referred to as "Seller" and/or "Builder") and [redacted] (Purchaser(s)), hereinafter referred to as "Purchaser", whether one or more. Purchaser's telephone numbers: (Mobile) [redacted] (Email) [redacted] (current mailing address) ______.

PROPERTY: Builder agrees to sell and Purchaser agrees to buy, on the terms and conditions contained herein, that certain tract of land, together with the dwelling and improvements constructed or to be constructed thereon, hereinafter referred to as the "property", situated in Pickens County, and described as Lot 59 in the [redacted] Subdivision, also known as [redacted] (Property Address or Property). Title to be vested at the time of Closing by deed in the name of: [redacted]

STRUCTURES:

(☑) **SPEC MODEL** Purchaser unconditionally agrees that the condition of the property and the stage of construction of the dwelling at the time of the execution of this Contract including but not limited to building materials, specific colors, all field changes to the architectural designs shall be binding and shall be what Purchaser will be purchasing except for the items, if any, included within the other provisions set forth below. Purchaser has conducted a site visit, is purchasing the property based upon this site visit and is not relying upon any model home, similarly constructed home in the subdivision or at any other location or building plans and specifications, MLS/internet pictures or listing information, or any other sales collateral information. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.** [redacted]

dotloop verified

( ) **BUILDING JOB.** The structures shall be constructed on the property in substantial conformance with those certain plans and specifications, as attached. Said plans and specifications shall supersede any models, advertising materials or other representations. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.**

PRICE: **Total Sales Price $**285973

This offer is accompanied by an earnest money deposit of $1500 by Purchaser's Check #______. Purchaser and Builder authorize [redacted], as escrow agent, to hold and disburse the earnest money according to the terms of this agreement. **Purchaser agrees to and understands that earnest money may be deposited in an interest-bearing escrow account and that the escrow agent has the right to ownership of any interest accrued. Purchaser, through this written agreement, relinquishes ownership of the accrued interest to Escrow Agent as consideration for the expenses incurred in maintaining the account.** At the consummation of this sale, the earnest money deposit shall be credited to the Purchaser. The Parties hereto understand that, under all circumstances, including default, the escrow agent will not disburse the earnest money deposit to either party until both parties have executed an agreement authorizing the disbursement or until a court of competent jurisdiction has directed a disbursement.

FINANCING: This contract is contingent upon the Purchaser obtaining mortgage financing. Purchaser shall apply within five (5) business days for a mortgage loan through a financial institution (Bank). Purchaser will be responsible for closing costs, attorney fees, and deed stamps. If Purchaser does not obtain loan approval and furnish Builder with a copy of a loan commitment **within ten (10) days** of the effective date of this Contract or such later date as the Seller, in its sole discretion may designate, then, this Contract may be terminated at Builder's discretion and any earnest money shall be returned to the Purchaser. Seller, at its sole option, may extend the time for loan approval and closing for such period or periods as Builder in its sole discretion elects in order to allow the Purchaser to obtain financing. Purchaser consents to any such

extension and agrees to be fully bound by this Contract during any such extension(s). Builder may also, at its option, require Purchaser to consult with one or more mortgage lender(s) or broker(s) of Builder's choosing during this extension period. If Purchaser obtains loan approval and refuses to close or fails to apply for said loan, then, Purchaser shall be deemed to be in default entitling Builder to the remedies provided herein. Nothing herein shall be construed as any representation or warranty by the Builder that the property meets the requirements for any type of loan or of any lender. Unless provided by addendum attached hereto, Purchaser specifically warrants that this Contract is in no way contingent upon sale, rental, settlement or other disposition of any other property owned by Purchaser. Purchaser gives permission to financial institution (Bank) to disclose any allowable pertinent information concerning Purchaser's loan to any attorney representing Purchaser or Builder and to the Purchaser's and Builder's Broker. **Purchaser Initials** [redacted]

CLOSING AND PRO-RATIONS: Closing shall be on 08/05/2022, subject to an automatic five business day extension provided herein if needed by either party. **All parties understand that this date is an approximate date and the final closing date shall be determined once the home orientation has been scheduled with the Builder and the Closing has been scheduled with the closing attorney and approved by the Seller. Depending on the volume of homes being closed at any given time, certain days and times may not be available so it is highly recommended to schedule your home orientation and closing as soon as possible. Purchaser Initials** [redacted]

All parties agree that the closing attorney shall be Hanson Law Firm, and/or it's Assig[redacted]osing shall take place at Hanson Law Firm's office at 108 Renaissance Circle, Mauldin SC 29662, or at some other location agreed upon by Hanson Law Firm and Purchaser. Purchaser acknowledges that the designation of Hanson Law Firm to be the closing attorneys is, in part, because of Hanson Law Firm's experience with Builder's new home orientation program, processes, warranties, closing materials and Hanson Law Firm's flexibility with regards to closings. This provision for closing attorney can only be changed by a separate written addendum to the Contract if the Purchaser desires to use a different closing attorney. Purchaser Initials [redacted]

Closing can be extended at Builder's sole option for delays beyond [redacted]r's control including, but not limited to acts of God, inclement weather, permitting delays, labor disputes, terrorism, acts of war, financing, appraisals, or difficulty in obtaining labor or materials. **Purchaser and/or the lender Purchaser chooses to use for a loan are responsible for determining when to order an appraisal report and when to send an appraiser out for inspection if one is required. Purchaser Initials** [redacted]

The Con[redacted]rice is subject to increase caused by items that are beyond the control of the Builder such as any increase in the cost of labor, materials or any other item not within the control of the Seller. Said potential increase shall only be for the actual increased costs of labor or materials and shall not include overhead or profit. The Builder is to provide reasonable proof to the Purchaser regarding any increases to the Contract price and the parties must sign an addendum to the Contract incorporating any changes thereto prior to continued construction pursuant to the increased cost(s). [redacted]

At Closing, Purchaser shall pay to Builder the balance[redacted]rchase price and all other sums payable to Builder hereunder. No portion of the purchase price may be withheld from Seller, or deposited in escrow for any reason. Taxes and assessments shall be pro-rated between the Builder and Purchaser as of the date of closing. Builder will deliver possession of the property to Purchaser at closing.

Upon payment in full, Builder will deliver to Purchaser a Warranty Deed, duly executed by Seller, conveying to Purchaser title to the property subject to the lien for county taxes, reservations, conditions, right-of-way and easements of record and matters to which this Contract is subject. If Closing is delayed through no fault of Seller, Builder may at its option charge Purchaser a contract extension fee equal to interest then being charged or would be charged to the Builder by its lenders on the total purchase price (less all sums on deposit) during such delay.

CHANGES: No alterations, changes or additions shall be made in the construction of the improvements provided herein, nor shall any extra work be performed or materials provided or added by the Purchaser unless approved by the Builder or its duly authorized agent in a fully executed written *Change Order.* Purchaser shall pay a $250.00 Change Order fee, plus the added costs of the change or alteration at the time the request for the *Change Order* is made.

RESTRICTIVE COVENANTS: The Property may be subject to restrictive covenants and to the jurisdiction of a homeowners' association that charges annual dues and periodic assessments. The Purchaser acknowledges the documents pertaining to such restrictions or associations have been made available to him/her prior to the Closing and that he/she has read, understand and accept same. Purchaser Initials [redacted]

HOMEOWNER'S ASSOCIATIONS: The Association Board of Directors set association dues amounts annually and periodic assessments that may be necessary. The annual dues are currently $ 490 at time of contract. These dues are subject to change. Purchaser shall pay at Closing the pro-rated amount of the association dues for the balance of the current year and any assessments that may be due including but not limited to estoppel fees and required capital contributions. Prior to construction, the Architectural Control Board must approve any structure, pool, including fences and outbuildings. Any provision for these structures in this contract does not constitute approval by the Architectural Control Board. It is the Purchaser's responsibility to obtain this approval. **Purchaser Initials** [redacted]

LIMITED WARRANTY: The Builder shall furnish the Purchaser, at Closing, with a limited warranty issued by a warranty company approved by the South Carolina Real Estate Commission. A sample copy of the warranty shall be available for inspection during reasonable business hours prior to Closing at the offices of the Seller. This limited warranty shall warrant workmanship for one (1) year and warrant the structure itself for ten (10) years from date of closing. Purchaser acknowledges that said limited warranty is not a maintenance agreement. FOR QUALITY ASSURANCE PURPOSES WARRANTY VISITS MAY BE BY VIDEO W/AUDIO TAPED.

There is no warranty whatsoever on trees, shrubs, grass, vegetation or erosion caused by lack thereof, nor on subdivision improvements, including but not limited to, streets, road, sidewalks, sewer, drainage or utilities. Additionally, there is no warranty whatsoever on any changes that the homeowner may have made after closing to landscaping, grading, drainage swells, or gutter systems. Purchaser Initials [redacted]

The issuance of a certificate of completion or occupancy, or final inspection approval by any governmental entity shall constitute certification of completion of the improvements in substantial conformity with the terms of this Contract and shall also constitute a final determination, binding on the parties hereto, that the property and improvements are in full compliance with all applicable laws, regulations and building codes.

TERMITE PROTECTION: Termite protection treatment was performed by Builder during the construction phase. Builder will furnish the Purchaser with a one (1) year termite protection bond effective as of date treatment. Builder shall have no liability for damages caused by termites or other wood boring insects beyond the furnishing of this bond. Renewals of the bonds shall be solely at Purchaser's option and expense. In the event the bond is not renewed, Builder shall not be liable for any damages, including water damage, which could have been discovered and minimized by periodic termite inspections.

RADON NOTICE: Throughout the United States, a small percentage of homes experience elevated levels of radon, methane or other naturally occurring gases, which rise up and escape from the soil. Builder has performed no investigation or analysis and, thus, hereby makes no representations as to the existence or non-existence of radon or any other gases on said property. Further, Builder makes no warranty and shall have no liability in connection with the existence or non-existence of radon or any other gases.

RISK OF LOSS: In the event of a partial destruction of the dwelling by fire, windstorm, hail, earthquake, explosion or other casualty prior to the closing, the parties may elect to continue or to terminate this Contract if the dwelling cannot be restored prior to the completion date.

DEFAULT AND RELEASE: If Purchaser fails to perform as required by the terms of this Contract or breaches its terms, at Builder's sole discretion, this Contract may terminate. Upon such termination, Purchaser agrees to the following remedies: (1) Purchaser agrees to pay to Builder the entire earnest money deposit and option monies as liquidated damages, and it is agreed that this amount shall not be construed as a penalty because Builder's actual damages are difficult to ascertain; or (2) Purchaser agrees to pay Seller's cost of enforcement of this contract.

If Builder fails to perform as required by this Contract's terms, or prior to the closing Buyer makes unreasonable requests regarding the construction of the dwelling, interferes or causes disruption of the construction or sales process, Builder has the right to terminate this Contract and its sole liability shall be limited to paying and/or returning the earnest money deposit and/or option monies Purchaser paid at the outset of this Contract, less Builder's expense, whereupon both parties shall thereafter be relieved of further liability hereunder. Builder's liability for any default hereunder shall be limited to the payment or return of the earnest money deposit and any option monies paid which shall be considered as liquidated damages and not as a penalty. Upon payment by Builder to Buyer of the foregoing, the Contract will be terminated.

ARBITRATION: **EXCLUDING THE RIGHT OF EITHER PARTY TO SEEK EQUITTABLE RELIEF, THE PARTIES TO THIS AGREEMENT AGREE THAT ALL DISPUTES RELATED TO THIS AGREEMENT, THE PROPERTY, OR ANY ISSUE CONCERNING THE CONSTRUCTION OR SALE OF THE HOME SHALL FIRST BE SUBMITTED TO MEDIATION AND, IF NOT SETTLED DURING MEDIATION, SHALL THEREAFTER BE SUBMITTED TO BINDING AND FINAL ARBITRATION PURSUANT TO S.C. CODE ANN. §15-48-10 *ET SEQ.* BEFORE THREE (3) ARBITRATORS, ONE SELECTED BY EACH PARTY WHO SHALL BE NEUTRALS AND THEN THE SELECTED TWO SHALL SELECT THE THIRD ARBITRATOR. BOTH BUILDER AND PURCHASER WAIVE THE RIGHT TO A TRIAL BY JURY. EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES, INCLUDING ATTORNEYS' FEES, FOR ANY MEDIATION AND ARBITRATION. IN ADDITION, IF A PARTY FAILS TO ABIDE BY THE TERMS OF A MEDIATION SETTLEMENT OR ARBITRATION AWARD, THE OTHER PARTY SHALL BE AWARDED REASONABLE ATTORNEYS' FEES AND EXPENSES INCURRED IN ENFORCING SUCH SETTLEMENT OR AWARD.**

NON-RELIANCE: Purchaser hereby represents to Builder that Purchaser has not relied and is not relying upon warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Builder with respect to the purchase of the property or to the other matters set forth herein unless specifically reduced to writing and made a part of this Contract.

DISCLAIMER BY BROKERS/AGENTS: The Purchaser acknowledges that the Listing and Selling Broker(s) and their Agent(s): (1) give no guaranty or warranty of any kind, express or implied, as to the physical condition of the home; (2) give no warranty, express or implied, as to the habitability or workmanlike service of the home and any implied warranty is hereby disclaimed; (3) give no guaranty or warranty concerning (a) any certification or inspection concerning the condition of the home, and (b) the accuracy of the published square footage of the property; (4) Purchaser acknowledges that Builder and Builder's Agents have not made any oral or written commitments to Purchaser regarding (a) projected income or economic benefit for Purchaser from rentals; (b) rental arrangements or (c) other economic benefits to the Purchaser.

REAL ESTATE COMMISSIONS: This Contract has been executed in cooperation with [redacted] of [redacted] Telephone No. (cell [redacted] a licensed, salesperson/broker, as **PURCHASER'S AGENT.** When showing **PURCHASER** the Property and assisting **PURCHASER** in the purchase of a home, the on-site sales representative, independent licensed salesperson, represents the interests of the **BUILDER** only. The **BUILDER'S** sales representative shall work to obtain for the **BUILDER** the best price and terms possible and will disclose to the **BUILDER** any information obtained from the **PURCHASER** or any other source which is material to the transaction. *****PLEASE BE ADVISED THAT THE PUBLISHED COMMISSION SPLIT IS PAID ON THE GROSS SALES PRICE LESS THE AMOUNT OF CLOSING COSTS PAID BY THE SELLER.**

MISCELLANEOUS:

a. This Contract is binding on and for the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Purchaser shall not assign or transfer this Contract or any of Purchaser's rights hereunder, and any prohibited assignment shall be null and void and Builder may at Builder's option immediately terminate this Contract.

b. This Contract embodies the entire agreements between Builder and Purchaser with respect to the Property. No amendment or modification of this Contract (including contracts for charges in construction "extras") shall be valid unless contained in a writing executed by both parties.

c. Time is hereby declared to be of the essence in the performance by Purchaser of each of Purchaser's obligations.

d. All notices and demands to be given or served pursuant to terms of this Contract shall be given by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth herein and will be deemed delivered and received three (3) days after deposit into the United States mail with sufficient postage or if to Purchaser to the email address above.

e. If two or more persons are named as Purchaser(s) herein, any one of them is authorized to act as agent for, with the right to bind, the other(s) in all matters of every kind or nature with respect to this Contract.

f. Purchaser acknowledges that they may be contacted by Builder's associated trade partners including but not limited to preferred lender(s) and attorney at Purchaser's telephone number, cellular telephone number or by email at

the numbers and addresses provided by Purchaser in this Agreement or in any other documents provided to Seller. Such communications are necessary so that the building and purchase/sale process can continue timely and without interruption.

g. Purchaser acknowledges that entry upon the project/property during construction can be dangerous, as hazards may exist. Purchaser's entry shall be solely at his/her own risk. Purchaser hereby waives and releases any and all claims against Builder for injury or loss to person or property arising out of or in the connection with entry by Purchaser or any other person accompanying him or entering at his direction or permission and further agrees to defend, indemnify and hold harmless Builder from any such claims, demands or actions.

h. The provisions of this Contract shall survive closing and not merge in the deed.

i. It is understood that Purchaser is buying a completed dwelling and that Builder is not acting as a contractor for Purchaser in the construction of a dwelling. Purchaser will obtain no right, title or interest in the dwelling except the right and obligation to purchase the same in accordance with the terms of this Contract upon its completion.

j. Each lot is unique in size, shape, and various characteristics. Purchaser understands and agrees that the size of the lot, the exact location of sidewalks and driveways, if any, and the drainage patterns of the lot will differ from the model home plans, drawings, or renderings that Purchaser may have examined. Further, the materials that are used in the construction of each home such as the wood, countertop materials, stones, etc. are all unique and not all have the same color, shape or designs and are subject to natural variations.

k. Land adjacent to or surrounding the Property that is not owned by Builder is not within Builder's control. Builder will not be liable to Purchaser for any development, use or condition adjacent or surrounding land for commercial, industrial, institutional, residential, multi-family or non-residential purposes.

l. The Parties agree that the offer, any counteroffer and/or acceptance of any offer or counteroffer may be communicated by use of a fax or other secure electronic means, including but not limited to electronic mail and the internet, and the signature, initials and handwritten or typewritten modifications to any of the foregoing shall be deemed to be valid and binding upon the parties as if the original signatures, initials and handwritten or typewritten modifications were present on the documents in the handwriting of each party and can rely upon signed copies of the Contract as if they were originals.

m. The Purchaser and Builder agree that the Listing and Selling Broker and all affiliated agents are not responsible for obtaining or disclosing any information contained in the South Carolina Sex Offender Registry. The Purchaser and Builder agree that no course of action may be brought against the Listing and Selling Broker and all affiliated agents for failure to obtain or disclose any information contained in the South Carolina Sex Offender Registry. The Purchaser agrees that the Purchaser has the sole responsibility to obtain any such sex offender information and that said sex offender information may be obtained from the local sheriff's department or other appropriate law enforcement officials.

n. The lot will be graded in accordance with Builder's grading plan and the natural topographic relief to provide flow of surface waters and other necessary development needs in Builder's sole discretion.

o. The exact boundary lines, setbacks and easements for each lot are only determined and confirmed by the final lot survey that is filed of public record. The seller does NOT provide a final lot survey. Buyer is free to obtain their own survey which delineates the boundary lines, setbacks and easements for the property being purchased at or before the closing, and is not relying on any plot plan, proposed plat, verbal explanation or illustration to determine the location of these areas. Furthermore, sod placement, shrubbery, fence posts and fencing lines and locations on the lot cannot be deemed to be considered as the outer most boundaries on a lot. Only the filed survey from the Closing provides such boundaries of a lot. Oftentimes the Builder places fencing or sod for convenience or for the aesthetics of the lot and adjacent property or lots. Purchaser shall accept the fencing and sod location in an "as-is and where-is" condition at the time of Closing. **It is the purchaser's responsibility to obtain a final lot survey. Purchaser Initials** [redacted]

p. Build[redacted] the right to remove any existing trees on the Property or on the surrounding area, for any reason. Builder makes no warranty or representations as to the survival of the remaining trees and shall not be responsible for their removal or replacement. Builder does not remove trees based upon Purchaser preference or request. Builder shall not be required to well trees or erect retaining walls.

q. The square footage for a particular home being constructed or constructed by Builder that may appear in marketing materials, building plans, brochures or being part of the selling process is only an approximation and not exact. Depending upon the measurements of the structure being employed and the person doing the measuring there can be a

variation of the final square footage number of a plus or minus five-percent (5%) of the home in question. The Purchaser hereby acknowledges and agrees to the foregoing. Each lot ultimately determines the aesthetically correct square footage of the home constructed on it and sometimes the final square footage may vary slightly from the square footage indicated on the building plans for the home to be purchased.

r. Builder is not responsible for the installation nor the timing of the installation of any telecommunications or underground cabling for telecommunications or internet coverage to the Property or the subdivision.

s. If a lot to be purchased contains a septic system and not sewer, there is periodic and annual homeowner's maintenance that must be done for the system to operate properly. Please refer to the written limited warranty documents for the coverage provided and/or certain exclusions. Due to potential septic systems, other underground issues that are not capable of discovery as well as other potential issues, Builder also makes no representation as to the suitability or the placement of a lot or a portion thereof for the construction of an in-ground swimming pool. Prior to purchasing the lot in question, Buyer shall be solely responsible for determining on its own inspections and/or investigations whether an in-ground swimming pool can be constructed on any portion of the rear portion of the lot after the closing of the home.

t. Some lots are serviced by groundwater wells. Builder guarantees that the well will be operable at the Closing but does not guarantee water capacity or its continuity of such capacity or whether the well will not dry up after the Closing.

u. Builder makes no representations about the date(s) for when any amenities or common areas shall be constructed and/or completed in the subdivision.

v. Purchaser acknowledges and agrees that any attic or crawl space areas on the home to be purchased are unfinished and are only to be accessed by professionals for repairs to the home or homeowner's maintenance matters. Because these areas are unfinished, accessing them or using them by others than professionals can result in personal injury or property damage.

OTHER PROVISIONS, ETC:

Options included in list price:
Outlet - Extra Cable
Gutters - Option for Covered Porch
Flooring - Luxury Vinyl in Hallway
Flooring - Luxury Vinyl in Kitchen
Flooring - Luxury Vinyl in Entry
Flooring - Luxury Vinyl in Garage Entry
Flooring - Luxury Vinyl in Full Bathrooms & laundry ilo Vinyl
Flooring - Luxury Vinyl in Powder ilo Vinyl
Flooring - Luxury Vinyl in Family/Gathering Room/Great Room
Oak Stairs ilo Carpet Stairs
Covered Porch - Size Per Plan
Upgrade kitchen sink to 30" Single Undermount Sink
Cabinets - Upgrade to Shaker Style for houses 1501-2300sqft

Purchaser Initials [redacted] Q

5/28/2021

Purchaser certifies and represents that he/she has fully read and understands their duties and obligations of this Contract.

IN WITNESS whereof the parties hereto have set their hands and seals this 21 day of February in the year 2022.

WITNESSES:

BUILDER– GREAT SOUTHERN HOMES, INC.

BY: [redacted]

ITS:

WITNESSES:

PURCHASER(s):

[redacted]

LISTING AGENT/BROKER:

[redacted]

SELLING AGENT/BROKER:

[redacted]

AGENCY POLICY

Policy Statement

Great Southern Homes strictly adheres to the agency laws as set forth by the South Carolina Real Estate Commission and the ethics guidelines prescribed by the National Association of Realtors. Each Great Southern Homes' agent is tasked with explaining Real Estate Agency to all Customers.

DEFINITIONS

- Agency: A relationship in which a Builder or Purchaser delegates to a real estate company the right to act for and represent his or her interest in a real estate transaction.
- Client: A person who establishes an agency relationship and agrees to be represented by an agent in a real estate transaction.
- Customer: A person who seeks to purchase real estate but who has not established an agency relationship and is not represented by an agent.

Great Southern Homes represents the seller. If the Purchaser does not have an agency relationship and is not represented by an agent then the Purchaser is a customer.

Acknowledgement

Upon visiting the community, as evidence by my signature below I acknowledge receiving, reading and understanding the South Carolina Real Estate Commission's Agency Disclosure Form.

[redacted] dotloop verified 02/21/22 10:22 AM PST [illegible]

[Builder or Purchaser]

Date [Builder or Purchaser]

[redacted] dotloop verified 02/21/22 1:23 PM EST [illegible]

[Licensee]

Certification

As evidenced by my signature below I certify that I have not entered into an Agency Agreement/Contract with any other real estate company, other than listed below.

[redacted] dotloop verified 02/21/22 10:22 AM PST [illegible]

[Builder or Purchaser]

Date [Builder or Purchaser]

[redacted] dotloop verified 02/21/22 1:23 PM EST [illegible]

Date [Licensee]

Yes, I do have representation [redacted] ________, [redacted] ________.

Selling agent signature: [redacted] dotloop verified 02/21/22 1:23 PM EST [illegible]

WARRANTY SERVICE ACKNOWLEDGMENT (Rev 07-01-20)

Great Southern Homes (GSH) provides a **limited** warranty on the original installation of the materials and workmanship (as defined by the S.C. Residential Construction Standards) of your home for the first year of occupancy from the date of closing. Routine home maintenance (i.e., changing air filters, caulking), normal wear-and-tear (carpet wear), resident use/misuse/negligence (i.e., water leaks from shower curtains, improper use of toilets and garbage disposals, clogged and/or overflowing toilets, sinks and sewage lines), vandalism (i.e., broken windows and doors) and acts of God are NOT covered by the GSH warranty. **Likewise, specific to any property that is used for rental purposes, the Purchaser acknowledges this warranty is NOT a maintenance agreement and only claims that meet the requirements as outlined in the 1-year materials and workmanship, 2-year delivery system portion and 10-year structural limited warranty agreement will be covered.**

WARRANTY PROCEDURES

All claims that require attention must be submitted *in writing* to the attention of the Great Southern Homes Warranty Department. You may email a request to **warranty@greatsouthernhomes.com** or mail to: **Great Southern Homes, Attn: Warranty Department, 90 North Royal Tower Drive, Irmo, SC 29063**

A GSH representative will contact you within 2-3 business days after we receive your request to schedule an appointment. All warranty inspections and repair work will be scheduled between 8:00 AM and 4:00 PM Monday through Friday. We will not schedule work on weekends or after 4:00 PM on weekdays. All work will be scheduled as soon as possible after the completion of the inspection. You must make your home accessible and have an adult (at least 18 years of age) present at the time any interior work is performed at your home. *We will not accept keys from homeowners nor be in your home at any time without an adult present.* If a claim is determined to be covered by the warranty, GSH will repair the defect as determined by the S.C. Residential Construction Standards. You are responsible to remove or repair any improvements you added after the construction of your home such as wallpaper, custom paints, fences and sprinklers. **Note:** for service on **appliances,** you will need to contact the subcontractor or manufacturer directly using their phone number printed on a decal located inside a cabinet door below the kitchen sink. If you do not have this list of phone numbers, please **notify our warranty department by email (warranty@greatsouthernhomes.com)** and we will provide this information to you.

EMERGENCY SERVICE

A list of telephone numbers for electric, plumbing and heating contractors is located inside a lower cabinet in your kitchen. Please call these subcontractors directly for any emergency repairs. After contacting the subcontractor, please alert Great Southern Homes Warranty Department about the emergency via warranty@greatsouthernhomes.com. Listed below are conditions that are considered to be emergency situations:

Heating and air conditioning systems — Loss of heat due to a malfunction of the furnace when the outside temperature is 40 degrees or below. Air conditioning malfunctions are treated as routine service and not an emergency.

Electrical systems — Circuit breaker to gas furnace or heat pump keeps kicking off.

Plumbing systems — Plumbing leaks that require the water to be shut off at the main valve or **all toilets are not functional.** An interruption of water supply service by the water utility is outside subcontractor and GSH control.

TREE SERVICE, LANDSCAPE AND EROSION CONTROL

GSH DOES NOT GUARANTEE THE CONTINUAL GROWTH OR LIFE OF ANY TREE, SHRUB OR GRASS. Prior to closing, all proper grading and landscaping will be completed, and it then becomes the responsibility of the homeowner to maintain all landscaping and grading. GSH will not replace or remove any landscaping or trees unless such is specifically stated on your pre-closing Orientation Form or on your conditional sales contract. THERE ARE NO EXCEPTIONS. Any erosion of the property becomes the responsibility of the homeowner upon closing. Sprinkler systems are not covered under warranty and require maintenance by the homeowner on a regular basis.

SEALANTS – Items related to thermal expansion and contraction of building materials including nail pops and natural hairline cracks require ongoing homeowner maintenance and are not covered under the materials and workmanship warranty. For example, all caulking throughout the home must be maintained by the homeowner.

EXTREME WEATHER CONDITIONS – Your home was designed to be free of leaks under normal conditions. For example, high-velocity wind-driven rain can cause damages that are not the result of normal conditions. Damages as a result of these conditions may be covered by your Homeowner's Insurance Policy and are not the responsibility of GSH. You should also take necessary precautions whenever a freeze warning is in effect. This can include covering outside hose bibs, keeping cabinet doors open beneath the kitchen sink so warm air can circulate around water pipes, etc.

I acknowledge that I have read the above information and agree to the policies stated in these sections.

Signature: [redacted] **Signature:** ____________

Address: ____________

Date of Closing [redacted] **Phone No.:** [redacted]

(Material and Workmanship Warranty expires 1 year from closing date)

New Home Orientation Policies and Procedures

Approximately one month prior to your closing, our Closing Coordinator will contact you to schedule your New Home Orientation. **This New Home Orientation will take place <u>1-2 weeks</u> before your scheduled closing. New Home Orientations are conducted Monday thru Friday, beginning at one of the following times: 8:00am, 11:00am, or 2:00pm. Purchaser must attend this home orientation must occur prior to closing and within the abovementioned timeframe. Failure to do so, or any delays in scheduling and attending the home orientation will delay the closing as well. Purchaser Initials** [redacted]

At the time of your contract, [redacted] receive your Homeowners Manual. Please take the time to read this thoroughly as there is a lot of useful information for the maintenance and up keep of your new Great Southern Home. **Every home needs continuous maintenance to ensure longevity**. These maintenance items include, but are not limited to:

* caulking
* painting (paint touch up kit will be provided)
* changing furnace & AC filters
* Irrigation systems
* proper care of decks & fences if applicable
* proper lawn care, herbicide and fertilizer
* routine maintenance on HVAC unit
* lubricating windows and doors
* testing smoke detectors
* proper cleaning of flooring

On the day of your Home Orientation, you will meet a GSH Quality Control Manager at your home. **Your Home orientation usually takes 1-2 hours. Please make adequate accommodations to be there for the entire Home Orientation. We request that only the people listed on the contract & their agent be present at the orientation. (We have found that if too many people are present at the orientation it can cause confusion and may distract you from receiving the information our GSH Quality Control Manager is providing to you on the operation of your new home). Purchaser Initials** [redacted]

During your Home Orientation a GSH [redacted] Control Manager will review all contractual items and make sure they were installed correctly. **<u>It is Important that you bring your manual with you</u>, as it will be reviewed at your home orientation**. The GSH Quality Control Manager will also explain how to properly operate the systems of your home and how to obtain warranty work when needed. **During your Home Orientation you will have the opportunity to note any cosmetic issues**. Although building code requires any cosmetic issue that can be seen from a distance of no closer than 6 feet to be addressed, **we use the rule of "arms length" as a standard** when looking for these cosmetic items, to provide you with a better home. **All cosmetic issues must be noted at the time [redacted] Home Orientation. This will be the only time that we address cosmetic issues. Purchaser Initials** [redacted]

New Home Orientation Final Review

48 hours prior to your closing, you will be required to return to the home to review all items noted during your Home Orientation with a Great Southern Homes Field Representative. This will be scheduled through the GSH Community Field Manager/GSH Sales Representative. NOTE: **This is a time to check all items that were noted at the original New Home Orientation. If more items are discovered, then the GSH Community Field Manager may need to delay your closing** in order for GSH to have the opportunity to make the necessary corrections. **Although a delay may cause some inconvenience for all parties involved, our ultimate goal is to have your home at 100% completed when you go to closing. Purchaser Initials** [redacted]

Again, this second meeting is an appointment to verify and sign off that all items [redacted] orientation have been completed. Cosmetic issues must be noted at original Home Orientation. **This appointment should take no longer than 15-20 minutes**.

Our goal at Great Southern Homes is for all issues to be addressed prior to your closing on your home. In the event that any issue arises after closing, please contact our Great Southern Homes Warranty Department at warranty@greatsouthernhomes.com. Non-Emergency items are needed in writing (email). Please include a list of

any issues, your address and a cell number that you can be reached at during business hours. Someone will contact you within 48 hours. **In emergency situations, please reference the Builder decal placed under your kitchen sink for the appropriate numbers for HVAC, Appliance, Plumbing, electrical etc., and contact that company directly. Please also email our warranty department so that they are aware of the issue.**

__Third-Party Property and Building Inspections__: Great Southern Homes welcomes any property inspections conducted by a Licensed SC Property Inspector. Unlike a resale which requires this to be done within the first ten days of contract, on a new home it is strongly encouraged that **property inspections be conducted a few days prior to the Home Orientation date**. Any building code items noted at the property inspection will be added to the items noted at the Home Orientation. This way they can be discussed at the Home Orientation and addressed at the same time as items noted during the Home Orientation. Choosing to do a property inspection later in the process will possibly delay closing. **Please advise at time of contract if you plan to have a home inspection, to allow for proper scheduling and to arrange access to the home. If you choose to have a property inspection, please forward a copy of this inspection to your GSH Sales Representative and also bring a copy to the home orientation. Failure to provide an inspection report prior to the Home Orientation may result in a delayed closing.** If the Purchaser retains a third-party building inspector whose fees and compensation shall be paid by the **Purchaser** to inspect the Property that is under construction Builder shall have no liability or be required to make and will not make any modifications or repairs in connection with the findings or conclusions of the third-party inspector unless it so chooses in the exercise of its sole discretion, other than insuring that the Certificate of Occupancy is issued and that the completed house complies with all local and state building requirements, free of disclosed building code violations and requirements as set forth in this Agreement. **Purchaser Initials** [redacted]

__**I have read and understand the New Home Orientation Policies and Procedures__ [redacted]

[redacted]

Purchaser

GREAT Southern HOMES

Hardwoods Care Waiver

STATE OF SOUTH CAROLINA

Agreement made this day of Feb 21, 2022 between [redacted] (Purchaser) and Great Southern Homes (Seller) pertaining to Contract of Sale dated 02/21/2022 for property located at 139 Highland Park Court, Easley, SC 29642.

***Products covered with a moisture warranty, such as but not limited to engineered hardwood flooring, will resist damage from normal household food and beverage substances, provided the spill is removed promptly. Topical spills allowed to remain on the floor for any considerable time will damage the floor and void the warranty coverage. Plumbing accidents, leaking appliances (icemakers, dishwashers, clothes washers, etc.) are not topical spills and are not covered by this warranty. ***

[redacted]
Purchaser

Purchaser

Q

GREAT Southern HOMES

SUPPLY CHAIN ACKNOWLEDGMENT

STATE OF SOUTH CAROLINA

Acknowledgment signed this date of 02/21/2022 by [redacted] (purchaser) pertaining to Contract of Sale dated 02/21/2022 for the property located at 139 Highland Park Court, Easley, SC 29642.

Purchaser acknowledges initialing page one of the contract of sale stating "Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern design, and quality or as otherwise necessary."

Furthermore, purchaser acknowledges that due to the COVID-19 Pandemic the Builder is currently experiencing various material shortages and the purchaser is agreeable to the substitution of similar products and/or materials.

[redacted]

dotloop verified
02/21/22 10:22 AM PST
F6BV-8ZEN-YNGK-GPJ5

Witness Purchaser

Witness Purchaser

Great Southern Homes

Homeowners' Manual
• Receipt •

Congratulations on your decision to buy a new home!

Great Southern Homes is proud to deliver this copy of our Homeowners' Manual to you as part of the purchase agreement materials for your new home. This acknowledgment must be signed, dated and submitted to Great Southern Homes prior to scheduling Home Orientation which is scheduled with you and Great Southern Homes prior to closing.

Please acknowledge for our records that you have received this manual:

Purchaser [redacted] otloop verified /21/22 10:22 AM PST KQ-RPVC-HHPM-GALX **Date** 02/21/2022

(Print Name [redacted]

Purchaser ____________________ **Date** ____________

(Print Name) ____________________

5/28/2021

Great Southern Homes

CUSTOMER COLOR / STYLE SELECTIONS

Amendment To Agreement of Sale by and between Great Southern Homes, SPEC, and regarding certain selections.

Agreement Date:	/ /		House: HK00000059
Development:	[redacted]		Block: Lot: 59
Model:		Address:	139 Highland Park Court
Elevation:			Easley, SC 29642

Selections	
Window Color	White
Roof Shingles	GAF Weatherwood
Vinyl Siding Color	Harvard Slate
Vinyl Board & Batten	White
Ext. Metal Color	White
Exterior Front Door	Black
Interior Paint	City Loft
Garage Door Color	Amarr True White
Cabinet Color	Benton - Sarsaparilla Stain
Interior Hardware	Nickel
Luxury Vinyl Tile	Monterey Oak
Carpet	Engineered Floors Alpine Chrome 927
Granite	New Venetian Gold
Mirror Frame	7117
Shower Door	Clear
Appliances	Stainless Steel

Buyer agrees to pay a $250 fee for any changes made after Agreement of Sale Acceptance.

SAMPLE BUILDING COMPANY [redacted]

WITNESS BUYER

WITNESS [redacted] BUYER

SELLER


PATIO
12'-0" X 10'-0"
DINETTE
11'-1" X 11'-0"
LVT
OWNERS SUITE
14'-0" X 14'-9"
CARPET
LVT
KITCHEN
11'-1" X 10'-2"
W.I.C.
CARPET
LVT
OWNERS BATH
LVT
PWDR.
LVT
PANTRY
LAUN.
GARAGE ENTRY
LVT
LVT
HALL #1
LVT
COATS
LVT
FAMILY
13'-8" X 16'-0"
GARAGE
11'-5" X 19'-5"
ENTRY
LVT
PORCH
14'-0" X 4'-0"

Arrived Holdings, Inc. by Cameron Wu dotloop verified 02/20/22 4:26 PM PST CDU4-G8XA-U0XP-TJLV

FIRST FLOOR PLAN - A

THE HILLCREST A
1,926 SQUARE FEET

SUBDIVISION: ALL

DATE: 5/12/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES


LVT
BATH 2
BEDROOM 3
11'-5" X 12'-0"
CARPET
CARPET
W.I.C.
LVT
W.I.C.
W.I.C.
OPT 3068 DOOR
W/ BEDROOM #4
BONUS / OPT. BEDROOM #4
13'-8" X 12'-0"
CARPET
BEDROOM 2
11'-5" X 12'-0"
CARPET

SECOND FLOOR PLAN - A

Arrived Holdings, Inc. by Cameron Wu

dotloop verified
02/20/22 4:26 PM PST
EWLH-G2EX-ZBQN-8AZ7

THE HILLCREST A
1,926 SQUARE FEET

C

SUBDIVISION: ALL

DATE: 5/12/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES


Windows: White
Front Door: Black
Shingles: Weatherwood
Board & Batten: White
Siding: Harvard Slate
Trim: White

ELEVATION A



ELEVATION A6

Arrived Holdings, Inc. by Cameron Wu

dotloop verified
02/20/22 4:26 PM PST
CASW-EVPX-1HWD-QRBZ

THE HILLCREST A & A6 Q
1,926 SQUARE FEET

SUBDIVISION: ALL

DATE: 5/12/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

GREAT SOUTHERN HOMES

P.O. Box 2269
West Columbia SC
29171-2269

Coastal
843-881-3636
Fax 843-762-2015

HOME PEST CONTROL
PROTECTING WHAT MATTERS

Midlands
803-794-8078
Fax 803-794-1956

Upstate
864-626-3676
Fax 864-626-3731

TERMITE WARRANTY INFORMATION REQUEST FORM

Upon completion of your home, Home Pest Control installs the Sentricon system to protect your investment from term ites. It is important that we review the system and the coverage shortly after the purchase to maximize the protection. To do this, we need to schedule a meeting to demonstrate the system, review the coverage, and obtain owner signatures to transfer the warranty. We will also provide you a copy of the warranty for your records.

As a courtesy, we offer multiple options to help you maintain this necessary protection, including our convenient and simple smartpay monthly renewal program. Additionally, we will also share with you special discount programs and strategies for maintaining a bug free environment.

By signing below, you agree to meet with us to complete the above process.

139 Highland Park Court, Easley, SC 29642
NEW HOME ADDRESS

[redacted]

[redacted]

NAME (Buyer 2)

[redacted]
PHONE

PHONE

[redacted]

08/05/2022
ANTICIPTED CLOSING DATE

Please return form to us via email warranty@homepest.com or fax to 803-794-1956

www.homepest.com

5/28/2021